Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Everest Re Group, Ltd. of our report dated February 6, 2003 relating to the financial statements and financial statement schedules, which appears in Everest Re Group, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

New York, New York

April 23, 2003